Prudential                          The Prudential
----------                          Insurance Company
                                    of America




Annuitant                                        Annuity Contract Number

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This contract is amended at issue to include this provision. It applies even though the contract may state otherwise:

               As required by Section 36.105 of Title ll0B of the Texas Revised Civil Statutes, the right to withdraw values may be exercised only in event of the annuitant's death, retirement, or termination of employment in all institutions of higher education as defined in Section 6 1.003 of the Texas Education Code. But contract values may be transferred to other contracts or other carriers during the period of the annuitant's participation in the Optional Retirement Program.







                   Endorsed by attachment on the Contract Date

                  The Prudential Insurance Company of America,

                   By  /s/ Isabella L. Kirchner

                                        Secretary.
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WVQ-6-83
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                                      T-49